NEWS RELEASE ENSCO INTERNATIONAL INCORPORATED
500 N. Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO International Finalizes Definitive Drilling Contract for

Ultra-Deepwater Semisubmersible Rig ENSCO 8502

Dallas, Texas, September 21, 2007 … ENSCO International Incorporated (NYSE:  ESV) announced that one of its subsidiaries has entered into a definitive drilling contract for ENSCO 8502, an ultra-deepwater semisubmersible rig, with Nexen Petroleum U.S.A. Inc., a subsidiary of Nexen Inc. (NYSE: NXY).  The drilling contract calls for a minimum two-year primary term in the Gulf of Mexico, which can be converted to a three or four year term by Nexen prior to commencement of operations. The aggregate day rate revenue for the two-year term is expected to be approximately $340 million. The day rate will decrease slightly should the primary term be extended. Any other contract extensions will be at mutually agreed rates and terms.

Under the terms of the agreement, ENSCO will be reimbursed for mobilization to the Gulf of Mexico and any special rig upgrades requested by Nexen.  Day rates will be adjusted for variances in operating costs from a February 2007 base date. The expected contract term commencement is in the second quarter of 2010.

ENSCO 8502 is the Company’s third of four ultra-deepwater semisubmersible rigs in the ENSCO 8500 Series® under construction, and will join the ENSCO 7500 deepwater semisubmersible rig that was delivered in 2000.  All four of the 8500 Series rigs are under construction by the Keppel FELS Limited Shipyard in Singapore.  They remain on schedule and within budget with expected deliveries in the second quarter of 2008 for ENSCO 8500, the first quarter of 2009 for ENSCO 8501, late in the fourth quarter of 2009 for ENSCO 8502, and in the third quarter of 2010 for ENSCO 8503.  ENSCO 8500 and ENSCO 8501 are committed under long-term drilling contracts.

Daniel Rabun, ENSCO’s Chairman, President and Chief Executive Officer, commented:  “We are very pleased to be working with Nexen on another ultra-deepwater semisubmersible drilling contract. Nexen’s confidence in the ENSCO 8500 Series® design is evidenced by this second commitment, having already committed to participate in a three and a half year shared commitment for ENSCO 8501.

“Our $1.5 billion investment in the ENSCO 8500 Series® demonstrates a solid commitment to increasing our deepwater rig fleet.  With approximately 40% of our current $3.6 billion contract backlog attributable to our deepwater fleet, we expect these assets will meaningfully add to our revenue stream for many years. We continue to market ENSCO 8503, our only remaining uncommitted deepwater rig.  With the continued strong demand for deepwater equipment, we are confident the rig will be committed well in advance of its delivery in 2010.”

The ENSCO 8500 Series® ultra-deepwater semisubmersibles are enhanced versions of ENSCO 7500, and are based upon an ENSCO proprietary design.  The 8500 Series rigs will be capable of drilling in up to 8,500 feet of water, and can be upgraded to 10,000 feet water-depth capability if required.  Enhancements include a two million pound quad derrick, offline pipe handling capability, increased drilling capacity, greater variable deck load, and improved automatic station keeping ability.  With these features, the 8500 Series rigs will be especially well-suited for deepwater development drilling.

Statements contained in this news release that state Company or management intentions, hopes, beliefs, anticipations, expectations or predictions of future events are forward-looking statements.  Such forward-looking statements include references to the expected ENSCO 8500, ENSCO 8501, ENSCO 8502, and ENSCO 8503 delivery dates, anticipated drilling contract revenues for ENSCO 8502, and the impact of anticipated revenues from the fleet of deepwater rigs.  It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements.  The factors that could cause actual results to differ materially from those in the forward-looking statements include the following:  (i) delay in the anticipated ENSCO 8500, ENSCO 8501, ENSCO 8502 and ENSCO 8503 delivery dates, (ii) changes in the actual drilling contract revenues or term, (iii) general rig construction risks, (iv) risks of commissioning and delivery acceptance, (v) risks associated with shipbuilding in foreign jurisdictions, (vi) force majeure events, (vii) renegotiation, nullification, or breach of contracts, and (viii) the risks described from time to time in the Company's SEC filings.  Copies of such SEC filings may be obtained at no charge by contacting our investor relations department at 214-397-3045 or by referring to the investor relations section of our website at http://www.enscous.com.

The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements to reflect any change in Company or management expectations or any change in events, conditions or circumstances on which any such statements are based.

ENSCO, headquartered in Dallas, Texas, owns and operates a modern fleet of offshore drilling rigs servicing the petroleum industry on a global basis.

ENSCO Contact:

Richard LeBlanc

(214) 397-3011